     As filed with the Securities and Exchange Commission on July 31, 2000
                                                      Registration No. 333-40764

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                     AMENDMENT NO. 1 TO THE FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        RIBOZYME PHARMACEUTICALS, INC.
            (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                              2834                        34-1697351
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                             2950 WILDERNESS PLACE
                            BOULDER, COLORADO 80301
                                (303) 449-6500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            RALPH E. CHRISTOFFERSEN
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                             2950 WILDERNESS PLACE
                            BOULDER, COLORADO 80301
                                (303) 449-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                              Karen L. Witt, Esq.
                        Rothgerber Johnson & Lyons LLP
                      1200 Seventeenth Street, Suite 3000
                               Denver, CO 80202
                                (303) 623-9000

     Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

        =====================================================================================================================
              Title of Shares        Amount to be        Proposed Maximum           Proposed Maximum          Amount of
             to be Registered         Registered     Offering Price Per Share   Aggregate Offering Price   Registration Fee
        ---------------------------------------------------------------------------------------------------------------------
         Common Stock, $0.01
         par value per share.....  2,887,945 Shares     $25.875 (1)               $74,725,576.87(1)          $   19,727.55(2)
        =====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low prices of the Common Stock as quoted on the Nasdaq National Market on June 30, 2000.

(2)  Of this amount, $19,722.38 was previously paid.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE KINDS OF ACTIVITIES, THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.


                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----

RIBOZYME PHARMACEUTICALS, INC........................................    2
RISK FACTORS.........................................................    3
SELECTED FINANCIAL DATA..............................................   12
FORWARD-LOOKING STATEMENTS...........................................   12
USE OF PROCEEDS......................................................   12
SELLING STOCKHOLDERS.................................................   12
PLAN OF DISTRIBUTION.................................................   17
LEGAL MATTERS........................................................   19
EXPERTS..............................................................   20
WHERE YOU CAN FIND MORE INFORMATION..................................   20

                               _________________


                        RIBOZYME PHARMACEUTICALS, INC.






                               2,887,945 SHARES

                                 COMMON STOCK


                               _________________

                              P R O S P E C T U S
                               _________________







                                 July __, 2000

ANGIOZYME(TM) AND HERZYME(TM) are trademarks of Ribozyme Pharmaceuticals, Inc.

     The information in this prospectus is not complete and may be changed. The selling holders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JULY 31, 2000

                                  PROSPECTUS
                                  ----------

                               2,887,945 Shares

                        RIBOZYME PHARMACEUTICALS, INC.
                                 Common Stock
                    Offered by Certain Selling Stockholders

     Certain of our stockholders are selling up to 2,887,945 shares of our common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol "RZYM." On July 28, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $21.72 per share.

                              ___________________

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 for a discussion of certain factors that you should consider in connection with an investment in the securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                July ___, 2000

You should read the entire prospectus and the documents incorporated herein carefully, including "Risk Factors" and the financial statements and related notes, before making an investment decision. Unless otherwise noted, references in this prospectus and the documents incorporated herein to "Ribozyme Pharmaceuticals, "we," "our" and "us" refer to Ribozyme Pharmaceuticals, Inc., a Delaware corporation, and its affiliates.


                        RIBOZYME PHARMACEUTICALS, INC.

     Following is a short summary of our business. You should carefully read our Annual Report on Form 10-K for the year ended December 31, 1999, the Form S-3 Registration Statement (File No. 333-31456) filed by us on March 2, 2000, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, which are incorporated herein by this reference, and the "Risk Factors" section of this prospectus for more information on our business and the risks involved in investing in our stock.

     We are developing a new class of drugs based on engineered molecules called "ribozymes." Ribozymes are a form of ribonucleic acid that have the ability to cleave RNA, including messenger RNA, and thereby selectively inhibit protein production or viral replication. Because many human diseases result from abnormal protein production or viral replication, we believe that ribozymes may prevent, treat or cure a broad range of human diseases.

     We are currently in clinical development and preclinical testing for the following three product candidates:

     . ANGIOZYME, for which we are conducting a Phase I/II clinical trial for the treatment of solid tumor cancers in collaboration with Chiron Corporation;

     . an anti-HCV ribozyme which is being developed for the treatment of Hepatitis C in collaboration with Eli Lilly and Company; and

     . HERZYME, which we are developing for the treatment of breast and other cancers in collaboration with Elan Corporation plc and its affiliates.

     We expect to identify and begin preclinical testing on an additional product candidate by the end of 2000 and develop new ribozyme product candidates in the future.

     Our strategy is to use our unique and patented ribozyme technology to identify and develop a new class of drugs to treat human diseases for which there are large numbers of patients and insufficient treatments. The principal elements of our strategy are to:

     . develop ribozyme drugs by pursuing multiple product candidates across a number of diseases;

     . maximize value of new product candidates through expanded internal development;

     . focus on human therapeutics and license other applications of our technology; and

     .    maintain and expand our patent portfolio and proprietary technology.

     Our corporate headquarters are located at 2950 Wilderness Place, Boulder, Colorado 80301, and our telephone number is (303) 449-6500. Our web site address is www.rpi.com. Information contained on our web site does not constitute part of this prospectus.

                                 RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

We are a biotechnology company in the early stage of development and have only a limited operating history for you to review in evaluating our business and prospects.

     Our ribozyme technology is in an early stage of development and represents a new and unproven approach to therapeutic products. There can be no assurance that our technologies will enable us or any of our collaborators to discover and develop therapeutic products.

     All of our products are in early stages of development, have never generated any sales and require extensive testing before commercialization. We do not expect any of our product candidates to be commercially available for at least four years. You must consider, based on our limited history, our ability to:

     . obtain the financial resources necessary to develop, test, manufacture and market products;

     . engage corporate partners to assist in developing, testing, manufacturing and marketing our products;

     . satisfy the requirements of clinical trial protocols, including patient enrollment;

     .    establish and demonstrate the clinical efficacy of our products;

     .    obtain necessary regulatory approvals; and

     . market our products to achieve acceptance and use by the medical community in general.

We have a history of losses, expect future losses and cannot assure you that we will ever become or remain profitable.

     We have incurred significant losses and have had negative cash flows from operations since inception. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have funded our activities primarily from sales of stock, revenues under research and development agreements and lines of credit. As of March 31, 2000, our accumulated deficit was $87.8 million.

     We expect to incur losses for at least the next several years because we plan to spend substantial amounts on research and development of our products, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts.

We depend upon our collaborative relationships and our collaborators have rights under these agreements which if exercised could adversely affect our ability to develop our products and our operating results.

     Engaging corporate partners and other third parties to develop, test and manufacture our initial products has been, and is expected to continue to be, a key element of our strategy. Our current partners, Chiron Corporation, Eli Lilly & Company and Elan Corporation plc, have the right to unilaterally terminate our existing agreements or discontinue funding their share of product development expenses. If any of them were to terminate its funding of the development of a particular product, we may not have the right to continue development of that product on our own.

     In addition, there are many aspects of our collaborations that have been and will continue to be outside of our control including:

     . decisions by our collaborators to extend or renew our agreements and relationships;

     . the pace of development of our products including the achievement of performance milestones;

     . development by our collaborators of competing technologies or products;

     .    exercise by our collaborators of marketing or manufacturing rights;
          and

     . the loss of our rights to products or the profits from our products if we are unable to fund our share of development costs.

We have granted exclusive rights to certain of our collaborators to products targeting specific gene sequences which could delay development of those products and prevent us from entering into other collaborative agreements.

     Under our current collaborations, up to an aggregate of 50 targets may be reserved at any time. Development of the products subject to these exclusivity provisions is out of our control. These products will not be available to us during the exclusivity term either to develop internally or in collaboration with third parties.

     Some of our collaborators have the right to reserve exclusive rights to specified products for a period of time, even if they are not developing that product. Also, many of our collaboration agreements require us to offer our collaborators a right of first offer for certain targets and products.

Because we must obtain regulatory approval to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.

     The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

     Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an Investigational New Drug application, or IND. Clinical trials are subject to oversight by institutional review board and the FDA and:

     . must be conducted in conformance with the FDA's good laboratory practice regulations;

     .    must meet requirements for institutional review board oversight;

     .    must meet requirements for informed consent;

     .    must meet requirements for good clinical practices;

     .    are subject to continuing FDA oversight;

     .    may require large numbers of test subjects; and

     . may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

     Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

     If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all the applicable regulatory requirements needed to receive marketing clearance.

     Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

     For additional information concerning regulatory approval of our prospective products, see "Business--Government regulation of our drug development activities" in our Form S-3 Registration Statement (File No. 333-31456) filed with the SEC on March 2, 2000, as amended, which is incorporated herein by reference.

We are involved in pending litigation and cannot at this time predict the ultimate outcome or possible loss that could result from that litigation.

     We, along with our chief executive officer, are defendants in several related lawsuits which purport to be class actions on behalf of purchasers of our common stock on November 16 and 17, 1999. The lawsuits, which are substantially identical, allege the defendants violated certain federal securities laws based upon an allegedly misleading announcement made on November 15, 1999. Although we believe none of these legal proceedings have any merit, we are unable to predict the ultimate outcome of these proceedings or determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of these proceedings.

If we cannot obtain additional financing, we may have to dilute your interest, curtail our research and development, relinquish our rights to some or all of our products or declare bankruptcy.

     Our existing financial resources and expected revenues from our collaborations should be sufficient to meet our operating and capital requirements through 2002; however, we may have to raise substantial additional capital thereafter if:

     . changes in our research and development plans cause unexpected large future expenditures; or

     . changes in our collaborative relationships cause a significant reduction in our expected revenues from our collaborations.

     If we raise funds by selling more stock, your ownership share in us will be diluted. We may grant future investors rights superior to those of the common stock that you are purchasing. In addition, we do not know if additional funding will be available or on acceptable terms when needed.

Our products require materials that may not be readily available or cost effective, which may adversely affect our competitive position or profitability.

     The products we are developing are new chemical entities which are not yet available in commercial quantities. Raw materials necessary for the manufacture of our products may not be available in sufficient quantities or at a reasonable cost in the future. Therefore, our products may not be available at a reasonable cost in the future. In January 2000 we entered into an agreement with Avecia Limited to manufacture ribozyme products for us based on technology we licensed to them. Delays or failures in obtaining raw materials or in product manufacturing, including deliveries from Avecia, could delay our product submission for regulatory approval and our initiation of new development programs which could, in turn, materially impair our competitive position and potential profitability.

There is a significant degree of uncertainty relating to our patents that could cause us to incur substantial costs and delays as a result of proceedings and litigation regarding patents and other proprietary rights, possibly resulting in additional expenses and the loss of some patent protection.

     Our basic patents, the Cech patents, expire in 2008 in the United States and in 2007 in Europe and Japan. Although our license to these patents extends through the expiration of the Cech patents or any extensions thereof, our licensor preserves the right to terminate our license before such time under certain circumstances. We have received approval of some additional patent applications covering various aspects of the ribozyme technology, and we have filed patent applications for other improvements and modifications which have not yet been approved.

     We cannot be certain that the named inventors of subject matter claimed by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. Furthermore, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Existing or future patents may be successfully challenged, invalidated, found to be unenforceable, infringed upon, or circumvented by others so that our patent rights would not create an effective competitive barrier. We also cannot assure you that the scope of our issued patents will be sufficiently broad to offer meaningful protection against competitive products. We have filed documents in opposition of two patents granted to a competitor in Europe. Competitors have filed documents in opposition of our Cech patents in Europe and Japan. The patent opposition in Japan has been resolved in our favor. The European opposition proceeding is in progress. However, at the oral preceedings in July 2000, the European Opposition Division found no grounds for revoking the Cech patents but decided to clarify the scope of the claims to cover self-splicing intervening sequence derived ribozymes. We may not have identified all United States and foreign patents that pose a risk of infringement.

     We may be forced to litigate if an intellectual property dispute arises. This litigation could be extremely expensive. Proceedings and litigation involving our patents or patent applications also could result in adverse findings about:

     .    the patentability of our inventions and product candidates; or

     . the enforceability, validity or scope of protection provided by our patents.

     As discussed above, our competitors have taken the position in patent oppositions and elsewhere that our patents are invalid or that our activities infringe on their patent rights. While we do not believe we are infringing on the patent rights of our known competitors, we may have to incur substantial costs if litigation is brought against us by these competitors.

     The manufacture, use or sale of our products may infringe on the patent rights of others. If we are unable to avoid infringing another party's patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

     .    incur substantial monetary damages;

     .    encounter significant delays in marketing our products; and

     . be unable to participate in the manufacture, use or sale of products or methods of treatment requiring licenses.

     In addition, we regularly enter into agreements to in-license technologies and patent rights. Should we fail to comply with the terms of those agreements, including payment of any required maintenance fees or royalties, we would lose the rights to those technologies and patents.

Disclosure of our trade secrets could hurt our competitive position.

     Because trade secrets and other unpatented proprietary information are critical to our business, we attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, third parties may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.

We lack sales and marketing experience and will rely upon third parties to market our products which will result in a loss of control over the marketing process.

     We intend to rely on third parties with established direct sales forces to market, distribute and sell many of our products. These third parties may have significant control over important aspects of the commercialization of our products, including market identification, marketing methods, pricing, sales force recruitment and management and promotional activities. We may be unable to control the actions of these third parties. We may be unable to make or maintain arrangements with third parties to perform these activities on favorable terms.

Our success may depend on third-party reimbursement of patients' costs for our products which could result in price pressure or reduced demand for our products.

     Our ability to market products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our products, even if our products are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell our products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third-party coverage and reimbursement on our business.

You could experience substantial dilution in the future.

     You could experience dilution in the net tangible book value of the stock held by you upon:

     .    the exercise by holders of outstanding options and warrants;

     . the conversion by Schering AG of future outstanding debt into shares of our common stock;

     . the conversion by Eli Lilly of our Series L convertible preferred stock into shares of our common stock; or

     . the conversion by Elan of shares of our Series A convertible exchangeable preferred stock into a maximum of 1,200,000 shares of our common stock.

Our common stock has limited trading volume and a history of volatility which could impair your investment.

     You may be unable to sell shares purchased in this offering at the time or price desired. The market price of our common stock has fluctuated dramatically in recent years. The trading price of our common stock may continue to fluctuate substantially due to:

     .    quarterly variations in our operating results;

     .    our ability to raise additional funds;

     .    changes in the status of our corporate collaborative agreements;

     .    changes in earnings estimates by market research analysts;

     .    clinical trials of products;

     . research activities, technological innovations or new products by us or our competitors;

     .    developments or disputes concerning patents or proprietary rights;

     . purchases or sales of our stock by our executive officers, directors or substantial holders of our common stock;

     . timing or denial by the FDA of clinical trial protocols or marketing applications;

     .    securities class actions or other litigation; and

     .    changes in government regulations.

     These fluctuations have sometimes been unrelated to our operating performance. As a result, the value of your shares could vary significantly from time to time. The historical trading volume of our common stock has been limited. After this offering, an active public market for the common stock may not develop or be sustained.

Both our corporate documents and Delaware law have anti-takeover provisions that may discourage transactions involving actual or potential changes of control at premium prices.

Our corporate documents:

     . require procedures to be followed and time periods to be met for any stockholder to propose matters to be considered at annual meetings of stockholders, including nominating directors for election at those meetings; and

     . authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine.

     In addition, we are subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult. Accordingly, transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common stock may be discouraged or more difficult for our company than for other companies organized in other jurisdictions.

                            SELECTED FINANCIAL DATA

     The yearly historical financial data for each of the five years in the period ended December 31, 1999, have been taken, or are derived from, our financial statements that have been audited by Ernst & Young LLP, independent auditors, and are incorporated by reference herein and included in our Annual Reports on Form 10-K for the years ended December 31, 1999, 1998 and 1997, respectively. Historical financial data for the quarters ended March 31, 1999, and March 31, 2000, is incorporated by reference from our Form 10-Q for the period ended March 31, 2000. These historical results do not necessarily indicate future results. It is important that you read our financial statements and related notes, as well as the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Form 10-K and Form 10-Q.


                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated herein by reference contain statements which constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations thereof used in this prospectus are intended to specifically identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including the risk factors described below. We undertake no obligation to publicly update or revise forward-looking statements made in this prospectus or the documents incorporated by reference herein to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares. All proceeds from the sale of the shares will be for the account of the selling stockholders, or their authorized transferees. We will receive proceeds of up to $9.0 million when Elan Corporation plc exercises its warrants to purchase 500,000 shares of our common stock at an average exercise price of $18.00 per share. See "Agreements with Selling Stockholders" beginning on page 14. We intend to use these proceeds for working capital and other general corporate purposes.


                             SELLING STOCKHOLDERS

     We are registering the shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of the shares to the selling stockholders in private transactions from February 1992 through June 2000, described at "Agreements with Selling Stockholders" below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.

Shares Offered by Selling Stockholders

     The following table lists:

 .    the selling stockholders for whose account the shares are being offered;
 .    the number of shares (and percentage if greater than one percent) of common
 .    stock held by each selling stockholder prior to the offering;
 .    the number of shares being offered for each selling stockholder's account;
     and
 .    the percentage of the outstanding common stock (if greater than one percent) to be owned by each selling stockholder after completion of the offering.

     The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders.

                                               Shares Beneficially                     Shares Beneficially
                                                    Owned Prior                             Owned After
                                                 to the Offering(1)       Shares        the Offering(1)(2)
                                             ------------------------                ------------------------
Name                                           Number        Percent     Offered       Number        Percent
----                                           ------        -------     -------       ------        -------
Elan International Services, Ltd.            2,142,276 (3)    12.8%     1,141,026    1,001,250         6.0%
International Biotechnology Trust            1,297,633 (4)     8.5%       537,633      760,000         5.0%
Chiron Corporation                           1,063,868 (5)     6.8%       619,424      444,444         2.8%
Innovir Laboratories, Inc.                     500,000 (6)     3.2%       150,000      350,000         2.2%
Schering Berlin Venture Corporation            355,538 (7)     2.3%       355,538            0           *
Schering Aktiengesellschaft                     42,435 (7)       *         42,435            0           *
Edgewater Lakewood, L.P.                        19,646 (8)       *         19,646            0           *
Morgenthaler Family Partnership                 15,101 (8)       *          5,101       10,000           *
European Molecular Biology Laboratory           10,000 (9)       *         10,000            0           *
LINC Capital, Inc.                               6,371(10)       *          6,371            0           *
David T. Morgenthaler                              756 (11)      *            756            0           *
Miroslav Anic                                       15(11)       *             15            0           *
                                             ---------                  ---------    ---------

     Total                                   5,453,639                  2,887,945    2,565,694
                                             =========                  =========    =========

_______________________
*      Less than 1%.
(1) Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names. Unless otherwise indicated, the Selling Stockholders can be reached at the principal offices of Ribozyme Pharmaceuticals.
(2) Assuming all of the shares registered for each selling stockholder are sold pursuant to this prospectus. See "Plan of Distribution."
(3) Includes 1,001,250 shares convertible from our Series A preferred stock assuming a conversion price of $12.00 per share and 500,000 shares issuable upon exercise of warrants. Elan's offices are located at 102 St. James Court, Flatts, Smiths Parish, FL 04, Bermuda. John Groom is a director of Ribozyme Pharmaceuticals and a director, President and COO of Elan Corporation plc, the parent company of Elan.
(4) International Biotechnology Trust plc's offices are located c/o Rothschild Asset Management, Ltd. at Five Arrows House, St. Swithin's Lane, London EC4N 8NR England. Jeremy Curnock Cook is a director of both Ribozyme Pharmaceuticals and International Biotechnology Trust.
(5) Includes 444,444 shares issuable upon exercise of warrants. Chiron's offices are located at 4560 Horton Street, Emeryville, California 94608. David Ichikawa is a director of Ribozyme Pharmaceuticals and a Vice President of Chiron. Mr. Ichikawa disclaims beneficial ownership of these shares.
(6) Includes 350,000 shares issuable upon exercise of warrants. Innovir's offices are located at 9 Parker, Irvine, California 92618.

(7) Schering Berlin Venture Corporation is an affiliate of Schering Aktiengesellschaft. SBVC's offices are located at 340 Changebridge Road, Montville, New Jersey 07045. Schering Aktiengesellschaft's offices are located at D-13342, Berlin, Germany.

(8) Mr. David T. Morgenthaler is a general partner of Morgenthaler Family Partnership and Edgewater Lakewood, L.P. and disclaims beneficial ownership of these shares except to the extent of his general partnership interests.
(9) European Molecular Biology Laboratory's offices are located at Meyerhofstrasse 1, D-69117, Heidelberg, Germany.
(10) LINC's offices are located at 303 East Wacker Drive, Suite 900, Chicago, Illinois 60601.

(11)   Mr. Morgenthaler is a director of Ribozyme Pharmaceuticals.

(12) Mr. Anic's mailing address is 900 North Franklin, Suite 850, Chicago, Illinois 60610.

     The information in the table above with respect to the percentage of outstanding common stock is based on the assumption that the number of outstanding shares of common stock does not increase or decrease from 15,287,146, the number of shares of common stock used to prepare this table as of July 28, 2000. It excludes:

     . 2,399,392 shares reserved for issuance under our stock option plan, of which 1,567,180 options to purchase shares were outstanding at a weighted average exercise price of $5.30 per share;

     . 1,311,269 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $18.13 per share;

     . 345,304 shares issuable to Eli Lilly upon conversion of five shares of our Series L convertible preferred stock, based upon the closing price of $21.72 of our common stock on July 28, 2000;

     . an undeterminable number of shares issuable to Elan in May 2001 for a total purchase price of $5.0 million;

     . up to 1,200,000 shares issuable to Elan upon conversion of 12,015 shares of our Series A convertible exchangeable preferred stock;

     . an undeterminable number of shares issuable to Elan upon conversion of shares of our Series B convertible preferred stock that Elan may receive in the future upon conversion of our convertible promissory note to Elan;

     . 229,959 shares available for issuance under our 401(k) salary reduction plan and trust; and

     . 105,089 shares available for issuance under our employee stock purchase plan.

     We may amend or supplement this prospectus to update the disclosure set forth herein.

Agreements with Selling Stockholders

Elan International Services, Ltd.
---------------------------------

     On January 7, 2000, we entered into a joint venture with Elan Corporation plc, for the development and commercialization of HERZYME, our potential product to treat breast and other cancers. As part of the joint venture, Medizyme Pharmaceuticals Ltd., we contributed $12.0 million in initial funding to Medizyme in exchange for 80.1 % of Medizyme's capital stock. Our capital contribution was funded by our sale to Elan of our Series A convertible exchangeable preferred stock for $12.0 million. The Series A preferred stock has a dividend rate of 6.0%. At the end of the development period, expected to be mid-2002, Elan has the right to exchange our

Series A preferred stock for 20.1% of the capital stock of Medizyme owned by us or convert it prior to January 2006 into up to approximately 1.2 million shares of our common stock.

     Elan purchased 641,026 shares of our common stock for $5.0 million and committed to purchase an additional $5.0 million of common stock in May 2001 at a per share price representing a premium of up to 30% of the price based on the average closing price for the 45 trading days preceding the purchase, but not less than such 45 trading-day average. In addition, Elan received warrants to purchase 500,000 shares of our common stock at an average exercise price of $18.00.

     Medizyme paid a license fee of $15.0 million to Elan for the use of its MEDIPAD(R) drug delivery technology. As a result of this licensing transaction, Medizyme has capitalized the entire license fee and is amortizing the balance over the three-year term of the agreement. We will account for our investment in Medizyme under the equity method. We have estimated that Medizyme will require $15.0 million in funding through the development period to cover future operating and development costs. Elan has provided us with a $12.0 million credit facility on a draw-down basis to fund our portion of Medizyme's operating costs over a 30-month period. Elan may convert this debt into shares of our Series B convertible preferred stock. The Series B preferred stock has a dividend rate of 12.0% and may be converted at any time into our common stock at a 50% premium to the average price of our common stock for the 60 trading days prior to the time of the applicable draw down on the credit facility.

     We entered into a Registration Rights Agreement with Elan International Services, Ltd. in connection with the issuance of our securities to Elan.
Section 3 of this agreement grants "piggyback" registration rights to Elan at any time that we propose to register our common stock under the Securities Act of 1933, as amended. Elan has requested that we register 641,026 shares of common stock and 500,000 shares of common stock underlying warrants held by Elan.

Chiron Corporation
------------------

     In July 1994 we entered into an agreement with Chiron to collaborate exclusively on up to five specific targets selected by Chiron. Four targets are currently subject to the exclusivity provision, including ANGIOZYME. Currently, ANGIOZYME is being developed in collaboration with Chiron and in accordance with the terms of agreement, we share equally all development costs and profits with Chiron.

     In connection with our collaboration, we entered into a Subscription Agreement pursuant to which we sold to Chiron shares of our common stock, warrants to purchase shares of our common stock and shares of our Series E preferred stock which were converted into shares of our common stock. Article IX of this agreement grants registration rights to Chiron at any time that we propose to register our stock under the Securities Act and when we become eligible to register our shares on a Form S-3 Registration Statement.

Schering AG and Schering Berlin Venture Corporation
---------------------------------------------------

     In April 1997 we entered into a Purchase Agreement with Schering AG and Schering Berlin Venture Corporation ("SBVC"), an affiliate of Schering AG, subsequently amended, as part of our target discovery and validation program. As part of this transaction, SBVC made a $2.5 million equity investment in us in April 1997 in exchange for 212,766 shares of common stock and made an additional equity investment of $2.5 million for 465,117 shares in April 1998. Separately, Schering AG provided loans of $2.0 million in each of 1997, 1998 and 1999, as well as $1.0 million in February 2000, and has agreed to provide loans of up to $2.0 million annually through 2001, provided that the collaboration is continued. The loans, which carry an interest rate of 8.0% per annum, are immediately convertible into equity at the option of Schering AG. In April 2000, we repaid $6.9 million of our outstanding borrowings from Schering AG with proceeds from our offering of 3,150,000 shares of common stock. On June 21, 2000, Schering AG converted our outstanding borrowings of $997,206 into 42,435 shares of our common stock at a conversion price of $23.50 per share.

     In April 2000, SBVC sold 322,345 shares of our common stock as part of the underwriters' over-allotment option in our public offering. In connection with our public offering in April 2000, we agreed to file this Form S-3 Registration Statement and register the remaining shares of our common stock held by SBVC in exchange for Schering's agreement to waive its "piggyback" registration rights under Section 11.02 of the Purchase Agreement dated April 9, 1997, as amended.

Innovir Laboratories, Inc. and European Molecular Biology Laboratory
--------------------------------------------------------------------

     In August 1999 we entered into an Asset Purchase Agreement with Innovir and other entities pursuant to which we purchased certain technology and intellectual property for the diagnosis and treatment of human disease in exchange for $25,000 in cash, 160,000 shares of our common stock and warrants to purchase up to 350,000 shares of our common stock. Innovir transferred 10,000 shares to European Molecular Biology Laboratory. Of the remaining 150,000 shares held by Innovir, 16,000 shares are subject to an Escrow Agreement dated August 1999.

     Article 8 of the Asset Purchase Agreement grants registration rights to Innovir and EMBL at any time that we propose to register our stock under the Securities Act and when we become eligible to register our shares on a Form S-3 Registration Statement. However, Innovir and EMBL may not dispose of our common stock until August 13, 2000, except for private resales or other dispositions to persons or entities who agree in writing to be bound by these restrictions. Innovir and EMBL have requested that we register the shares held by them.

LINC Capital, Inc. and Mr. Anic
-------------------------------

     In February 1993 we issued a Warrant to purchase 9,523 shares of common stock to LINC Scientific Leasing ("LINC"). In October 1996 LINC assigned a portion of this Warrant to Miroslav Anic. In March 2000 LINC exercised the Warrant and paid the exercise price in Warrant Stock, as defined in the Warrant. As a result, we issued 6,371 shares of our common stock to LINC and 15 shares of our common stock to Mr. Anic. Article 12 of the Warrant grants registration rights for the shares issued upon exercise of the Warrant at any time we propose to register our securities under the Securities Act. LINC and Mr. Anic have requested that we register the shares held by them.

Other Selling Stockholders
--------------------------

     In February 1992, December 1992 and June 1995 we entered into stock purchase agreements with several investors for the purchase of our Series A, Series B and Series G Preferred Stock, respectively, all of which were converted into shares of our common stock in April 1996 upon the closing of our initial public offering. Of these investors and successors-in-interest, the following people and entities currently hold our common stock subject to registration rights: International Biotechnology Trust, Morgenthaler Family Partnership
David T. Morgenthaler and Edgewater Lakewood, L.P. Article VIII of each agreement grants registration rights to these stockholders.


                             PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. Each selling stockholder will act independently of Ribozyme Pharmaceuticals in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The shares may be sold by one or more of the following means of distribution:

     . a block-trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by a broker-dealer for its own account pursuant to this prospectus;

     . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     . ordinary brokerage transactions and transactions in which the brokers solicit purchasers; and

     .    in privately negotiated transactions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

     . the name of each selling stockholder and of the participating broker-dealer(s);

     .    the number of shares involved;

     .    the price at which the shares were sold;

     . the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

     . that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     .    other facts material to the transaction.

     In connection with distribution of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to a broker-dealer or other financial institution of the shares offered, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     From time to time, a selling stockholder may transfer, pledge, donate or assign its shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling stockholder will decrease as and when it takes such actions. The plan of distribution for the selling stockholders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. Upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. The brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with these sales, and any commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act. We will pay all expenses incident to the offering of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

     We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify specific persons, including broker-dealers and agents, against specific liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the date on which all of the shares may immediately be sold to the public without registration pursuant to Rule 144(k) under the Act.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for Ribozyme Pharmaceuticals by Rothgerber Johnson & Lyons LLP, Denver, Colorado.

                                    EXPERTS

     The financial statements of Ribozyme Pharmaceuticals appearing in Ribozyme Pharmaceuticals' Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement under the Act, which registers the common stock being offered by this prospectus. The Registration Statement, including its attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this prospectus. Such additional information is available for inspection and copying at the offices of the Commission.

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we file at the following locations of the Commission:

Public Reference Room      New York Regional Office    Chicago Regional Office
Room 1024                  13th Floor                  Citicorp Center
450 Fifth Street, N.W.     7 World Trade Center        Suite 1400
Washington, D.C. 20549     New York, NY 10048          500 West Madison Street
                                                       Chicago, IL 60661

     Please call the Commission at l-800-SEC-0330 for further information. Our public filings are also available from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to investors by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial condition.

     Form S-3 Registration Statement (File No. 333-31456).

     Ribozyme Pharmaceuticals Commission Filings (File No. 0-27914):

     .    Annual Report on Form 10-K for the year ended December 31, 1999.

     .    Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

     .    Current Report on Form 8-K dated April 14, 2000.

     .    Current Report on Form 8-K dated July 28, 2000.

     The description of our common stock in our Registration Statement on Form 8-A dated April 11, 1996, including any amendments or reports filed for the purpose of updating such description.

     All of the filings pursuant to the Exchange Act after the date of filing the original Registration Statement and prior to the effectiveness of the Registration Statement.

     You can obtain any of the documents incorporated by reference in, but not included with, this prospectus from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus, by requesting them in writing or by telephone from the following address:

     Ribozyme Pharmaceuticals
     Attention: Lawrence E. Bullock
     Vice President of Administration & Finance, CFO and Secretary 2950 Wilderness Place
     Boulder, CO 80301
     Telephone (303) 449-6500

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by us, are as following:

          Commission Filing Fee                         $  19,728
          Accounting Fees and Expenses                      6,000
          Legal Fees and Expense                           20,000
          Miscellaneous                                       272
                                                        ---------
          TOTAL                                         $  46,000
                                                        =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XI of our Bylaws provides for indemnification of our directors to the fullest extent permitted by law, as now in effect or later amended. Article XI of our Bylaws also permits the indemnification to the same extent of our officers, employees or agents if, and to the extent, authorized by the Board of Directors. In addition, the Bylaws provide for indemnification against expenses incurred by a director to be paid by us at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by us. The Bylaws further provide for a contractual cause of action on the part of our directors for indemnification claims that have not been paid by us.

     Article VI of our Certificate of Incorporation, as amended, limits under certain circumstances the liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporate Law of the State of Delaware ("DGCL") (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
          (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

     We also have provided liability insurance for each director and officer for losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

     The above discussion of our corporate documents is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents.

ITEM 16.  Exhibits and Financial Statement Schedules

     (a)   Exhibits

     The following Exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-K:

     Exhibit
     Number
     ------

     3.1 Amended and Restated Certificate of Incorporation of Ribozyme Pharmaceuticals dated April 17, 1996(1)

     3.2 Articles of Amendment to the Certificate of Incorporation of Ribozyme Pharmaceuticals dated May 1, 2000

     3.2       Bylaws of Ribozyme Pharmaceuticals, as amended(2)

     4.1 Specimen Stock Certificate representing the common stock, par value $0.01 per share(2)

     4.2 Certificate of Designation, Preferences and Rights of Series L Preferred Shares (3)

     4.3 Certificate of Designations, Preferences & Rights of Series A Preferred Stock & Series B Preferred Stock (4)

     5.1       Opinion of Rothgerber Johnson & Lyons LLP

     23.1*     Consent of Ernst & Young LLP, independent auditors


     23.2      Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit
               5.1 hereto)


     24.1 Power of Attorney (included on signature page attached hereto)

____________________
*    Filed herewith
(1) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form SB-2 Registration Statement, File No. 333-34981.
(2) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form SB-2 Registration Statement, File No. 333-1908-D.
(3) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals', Form S-1 Registration Statement, File No. 333-75079.
(4) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 8-K dated February 8, 2000.

     (b)   Financial Statement Schedules

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a)   The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on July 31, 2000.

                                     RIBOZYME PHARMACEUTICALS, INC.

                                     By:  /s/ RALPH E. CHRISTOFFERSEN
                                          --------------------------------------
                                          Ralph E. Christoffersen, Ph.D.
                                          Chief Executive Officer and President

     In accordance with the requirements of the Securities Act of 1933, as amended, this Form S-3 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                          Title                                             Date
---------                          -----                                             ----
/s/ RALPH E. CHRISTOFFERSEN        Chief Executive Officer and
---------------------------
Ralph E. Christoffersen, Ph.D.     President (Principal Executive Officer)           July 31, 2000

/s/ LAWRENCE E. BULLOCK            Vice President, Administration Finance,
    as attorney-in-fact
-----------------------
Lawrence E. Bullock                Chief Financial Officer and Secretary
                                   (Principal Financial and Accounting Officer)      July 31, 2000

/s/ LAWRENCE E. BULLOCK            Chairman of the Board of Directors                July 31, 2000
    as attorney-in-fact
-------------------------
David T. Morgenthaler

/s/ LAWRENCE E. BULLOCK            Director                                          July 31, 2000
    as attorney-in-fact
-------------------------
Jeremy C. Cook

/s/ LAWRENCE E. BULLOCK            Director                                          July 31, 2000
    as attorney-in-fact
-------------------------
David Ichikawa

/s/ LAWRENCE E. BULLOCK            Director                                          July 31, 2000
    as attorney-in-fact
------------------------
Anders Wiklund

/s/ LAWRENCE E. BULLOCK            Director                                          July 31, 2000
    as attorney-in-fact
------------------------
John Groom

/s/ LAWRENCE E. BULLOCK            Director                                          July 31, 2000
    as attorney-in-fact
------------------------
Samuel R. Saks, M.D.

                                 EXHIBIT INDEX

Exhibit No.    Description

   3.1 Amended and Restated Certificate of Incorporation of Ribozyme Pharmaceuticals dated April 17, 1996(1)

   3.2 Articles of Amendment to the Certificate of Incorporation of Ribozyme Pharmaceuticals dated May 1, 2000

   3.2         Bylaws of Ribozyme Pharmaceuticals, as amended(2)

   4.1 Specimen Stock Certificate representing the common stock, par value $0.01 per share(2)

   4.2 Certificate of Designation, Preferences and Rights of Series L Preferred Shares (3)

   4.3 Certificate of Designations, Preferences & Rights of Series A Preferred Stock & Series B Preferred Stock (4)

   5.1         Opinion of Rothgerber Johnson & Lyons LLP

   23.1*       Consent of Ernst & Young LLP, independent auditors

   23.2        Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit
               5.1 hereto)

   24.1 Power of Attorney (included on signature page attached hereto)

________________________
*    Filed herewith

(1) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form SB-2 Registration Statement, File No. 333-34981.

(2) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form SB-2 Registration Statement, File No. 333-1908-D.

(3) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals', Form S-1 Registration Statement, File No. 333-75079.

(4) Documents incorporated by reference herein to certain exhibits to Ribozyme Pharmaceuticals' Form 8-K dated February 8, 2000.